UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2008
CINTEL CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-100046 (Commission File Number)	52-2360156 (I.R.S. Employer Identification Number)

9900 Corporate Campus Drive, Suite 3,000, Louisville, KY 40223
(Address of principal executive offices) (zip code)

(502) 657-6077
(Registrant's telephone number, including area code)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 18, 2008, Cintel Corp. (the “Company”) entered into an amendment (the “Amendment”) to the Subscription Agreement with Woori Private Equity Fund (“Woori”) entered into on March 15, 2007 (the “Subscription Agreement”). Pursuant to the Subscription Agreement, the Company issued a Bond (the “Bond”) in the amount of USD$63,000,000 (Korean Won 60,000,000,000). The Amendment revises the Put/Redemption Option in the Subscription Agreement to provide that in the event the Company does not go through the initial public offering process by October 31, 2009, Woori will have the right to redeem a partial amount of the principal amount of the Bond in the amount of KRW 20 billion and receive interest of 14% per annum compounded from the date of the issuance of the Bond. In the event the Company does not go through the initial offering process by October 31, 2010. Woori will have the right to redeem the outstanding principal amount of the Bond and receive interest of 14% per annum compounded from the date of the issuance of the Bond. In the event the Company secures the initial public offering process prior to the end of October 2010, Woori will be entitled on or after the fourth anniversary to redeem the outstanding principal balance of the Bond and receive interest of 8% per annum compounded from the date of issuance of the Bond.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Amended CB Subscription Agreement dated November 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINTEL CORP.

Dated: November 21, 2008	By:	/s/ Kwang Hee Lee
Kwang Hee Lee Chief Executive Officer